Exhibit 99
JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER OF FISCAL YEAR 2004

• Strong underground orders drive overall bookings above $530 million, 95% over 3Q03
•      Net income of $16.3 million, 150% over 3Q03
•      Net sales increase 27% and adjusted EBITDA up 36% over 3Q03
• $88 million advance pension contribution while achieving cash balance of $170 million

Milwaukee, WI – August 25, 2004 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the third quarter of fiscal 2004. Net sales for the quarter were $382 million compared to $300 million in the third quarter of last year, an increase of 27%. Operating income totaled $30 million in 3Q04 versus $16 million in the corresponding quarter last year. Adjusted EBITDA increased to $41 million from $30 million in the comparable period last year. Net income amounted to $16.3 million, or $0.30 per diluted share in the current quarter, compared with $6.5 million, or $0.13 per diluted share in the third quarter of fiscal 2003.

Results of Operations

“We are pleased to report strong order levels, which again surpassed the $500 million level,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Successive quarters of solid strength in our orders leads us to expect improvements in our operating results over at least the next few quarters. Nonetheless, there will continue to be challenges in production constraints and increasing raw material costs. Our focus remains on serving the needs of our customers while driving increasing cash flow and returns, both in operating results and asset management.”

Orders in the current quarter totaled $531 million, an increase of $258 million, or 95% from the third quarter of last year and $27 million above last quarter. For the third consecutive quarter, original equipment orders were very strong, increasing 430% over the third quarter of fiscal 2003. This increase was largely driven by our underground machinery operations where original equipment orders increased by almost $180 million, while second quarter bookings were driven by a large number of electric mining shovel orders. Incoming orders were strong in the U.S., Australia and China. While future original equipment business in China will exhibit “lumpiness” as it does in our other geographic markets, we expect long-term growth in sales to China as they continue to convert more of their underground mining industry to high-productivity mining. Aftermarket orders were strong in both the surface and underground businesses, increasing by 22% over the third quarter of last year, the fifth consecutive quarter of double-digit increases.

Third quarter shipments experienced many double-digit increases over the third quarter of fiscal 2003. Underground machinery revenues increased by 36%, compared with an increase of 17% in our surface equipment operations. Original equipment shipments are beginning to reflect the pickup in orders that began in the first quarter of fiscal 2004, increasing by 80% in the third quarter over the comparable quarter in 2003. These shipments grew solidly in both segments of the business, and were particularly strong in the underground machinery operation as increased production rates contributed to higher revenues. Original equipment shipments were still less than one-third of total revenues in the quarter, reflecting the strength in the base aftermarket business versus the recent increases in original equipment production. Aftermarket shipments increased by 12% in the quarter over last year’s third quarter and continue to reflect customers’ drive for higher production in coal, copper and other commodity markets. International sales led the way in the third quarter, increasing by 35% overall, versus a growth rate in domestic sales of 19%. This mix in growth rates reflects strong quarterly shipments to a number of international customers, and positive currency effects, as shipments were increased by $15 million in the third quarter as a result of currency translation.

Gross profit margins in the third quarter were impacted by improved prices to recover steel cost increases, a changing mix of product shipments and increased production costs. Overall gross margins were 26.1% in the quarter, an improvement from 25.1% in the third quarter last year. The percentage of original equipment shipments increased to more than 32% of quarterly revenues from less than 23% in the third quarter last year, resulting in some margin compression. Higher costs for steel and steel-related raw materials, and higher employee fringe benefit costs mitigated the increase in gross margins that resulted from higher factory utilization and cost reductions realized from previous rationalizations. Improvements in overall gross margins are anticipated as higher production rates begin leveling off and the effects of higher steel-related costs are increasingly offset by increased selling prices.

Product development, selling and administrative expenses totaled $71 million, or 18.5% of sales in the third quarter of fiscal 2004 as compared to $60 million or 19.9% of sales in the third quarter of fiscal 2003. The increase in expense was attributable to increased costs related to the currency translation in international operations and increased pension and performance-based compensation costs, offset by $2.5 million of lower amortization expense.

Overall, the foreign currency translation effects of the weak U.S. dollar on operating income was positive by approximately $2 million in the quarter. Reduced net interest expense in the quarter reflected the lower net debt position during the quarter as compared with the third quarter last year. The effective income tax rate in the current quarter was 37% of pre-tax book income, significantly higher than the estimated annual cash tax rate for 2004 of 17% which benefits from substantial tax loss carryovers.

Cash Flow and Liquidity

As announced earlier this week, a quarterly dividend of $0.075 per share will be paid on September 23, 2004 to shareholders of record on September 9, 2004.

The company elected to pre-fund the domestic pension plans by $88 million during the quarter. This early funding, which otherwise would likely have been required in July 2005, will result in reduced pension expense going forward. It is anticipated that additional funding in July 2005 will be in the range of $20-$50 million. Additional contributions to the domestic plans are expected to be minimal for a number of years after 2005, although the actual amount of future funding requirements will depend on a variety of factors, including asset returns, interest rates, and changes to plan benefits.

Cash flow performance during the quarter was very strong. Cash balances at the end of the quarter totaled $170 million, compared with $209 million at the end of the second quarter. Working capital management resulted in an improvement in inventory turnover levels from 2.3 to 2.6 turns and an increase of almost $10 million in customer advance deposits. Overall, the company’s leverage remains at a negligible level on a net debt basis, and the company has approximately $300 million of total liquidity (cash and available revolver) as of quarter-end.

Market Overview and Outlook

Underground coal markets in the United States, which account for the largest portion of our coal related revenues, continue to strengthen. Spot coal pricing is still increasing and natural gas prices remain at very high levels, which should continue to favor the dispatching of coal fired power plants on the electrical grid. Utility stockpiles of coal remain low, and utilities appear to be beginning to enter into longer-term contracts with the coal mining companies. The mining companies are increasing their capital spending resulting in production plans for original equipment that are essentially full into the second quarter of fiscal 2005. While underground equipment ordered to date in the U.S. is by and large replacement equipment, limited discussions of mine re-openings and new mine developments are beginning to take place.

International coal markets also remain robust. High export prices for both metallurgical and thermal coal have more than offset the higher relative operating costs due to the weakness of the dollar in many major exporting countries. This in turn has provided the impetus for mining companies to increase production and productivity, which leads to increased orders for aftermarket services and original equipment. The surface mining equipment operations are also benefiting from increased coal related business, particularly in Australia and more recently Russia.

The potential for significant long-term growth continues, particularly for underground coal in the emerging markets. The transition of the Chinese underground mining industry to high productivity mining continues and interest is being expressed with increasing frequency from newly formed, and previously existing mining companies. It is expected that orders from China in fiscal 2004 for underground equipment and aftermarket services will total more than $150 million, double the comparable fiscal 2003 revenues.

“Considering all of the factors discussed, it should come as no surprise that we are increasing our 12-month outlook for the sixth consecutive quarter,” remarked John Hanson. “Current demand growth patterns are strong for coal and our other markets like copper and iron ore. Aftermarket activity remains very strong, although we expect the rate of aftermarket growth to moderate in the next few quarters, due to the fact that our customers have already made significant upgrades to their equipment over the past five quarters. We also do not expect to sustain the same high order rate for original equipment that we experienced during the past two quarters, with the possible exception of the current quarter.”

Hanson further commented, “Our customers’ markets remain strong and incoming order rates are solid. However, some of these orders have scheduled deliveries through the end of fiscal 2005 and, as we have previously discussed, we intend to balance production rates with customer requirements, so as not to create an artificial peak in production. The result is that we expect that total revenues for the upcoming 12-month period will be in the range of $1.6 to $1.8 billion.”

Mr.     Hanson concluded, “There are additional factors that will affect our operating results over the upcoming 12 months. We believe that the recently completed quarter contained the highest net effects of steel-related cost increases and that our ability to recapture these higher costs will improve beginning with the current quarter. Pension costs in the upcoming year will be lower than in the past 12 months, possibly by $5 million or more. Finally, other variable compensation will likely be lower next year, although it is difficult to estimate the amount at this time.”

“With the anticipation of higher revenues, combined with the mitigation of the higher costs we have experienced over the past several quarters, we believe profitability will continue to improve in the next year. Our current guidance for the 12 months is for operating income to be in the range of $137 to $165 million, and earnings per share in the range of $1.35 to $1.70. With depreciation and amortization charges estimated at $40-43 million during this period, adjusted EBITDA should be in the range of $180 to $205 million.”

Analyst Presentation

An analyst presentation will take place on September 28, 2004, beginning at 2:00PM MDT in connection with the Mine Expo International show in Las Vegas. The presentation will include a discussion of our operational and business strategies and will be webcast. Those interested in additional information on this presentation should contact Sandy McKenzie at (414-319-8506).

Quarterly Conference Call

Management will discuss third quarter results on a conference call to be held at 11:00 AM EST on August 26, 2004. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code 9004307. A rebroadcast of the call will be available until the close of business on September 10, 2004 by dialing 800-642-1687 or 706-645-9291, access code 9004307. Finally, a live webcast of the call, and a replay until September 24, 2004, will be accessible through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/concalls.jsp).

About The Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before reorganization income or expense and restructuring charges. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation from net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under- or over-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to retain qualified employees; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$381,920	$300,091	$1,003,288	$838,140
Costs and expenses:
Cost of sales	282,063	224,810	742,523	637,802
Product development, selling
and administrative expenses	70,575	59,776	202,763	175,484
Restructuring charges	102	1,044	604	3,212
Other income	(735)	(1,406)	(2,730)	(1,996)

Operating income	29,915	15,867	60,128	23,638
Interest expense, net	(5,022)	(5,390)	(15,056)	(16,895)
Loss on early retirement of debt	--	(261)	--	(261)

Income before reorganization items	24,893	10,216	45,072	6,482
Reorganization items - income (expense)	737	(450)	2,386	(546)

Income before income taxes	25,630	9,766	47,458	5,936
Provision for income taxes	9,375	3,225	11,425	2,525

Net income	$16,255	$6,541	$36,033	$3,411

Net income per share:
Basic	$0.31	$0.13	$0.70	$0.07

Diluted	$0.30	$0.13	$0.68	$0.07

Dividends per share	$0.075	$--	$0.20	$--

Weighted average shares outstanding:
Basic	52,400	50,229	51,844	50,229

Diluted	53,936	50,588	53,321	50,393

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	July 31, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$169,876	$148,505
Accounts receivable, net	227,726	193,882
Inventories	426,005	382,929
Other current assets	44,174	51,251

Total current assets	867,781	776,567
Property, plant and equipment, net	208,954	226,101
Intangible assets, net	73,573	77,709
Other assets	214,296	206,352

Total assets	$1,364,604	$1,286,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$4,297	$4,767
Trade accounts payable	105,842	89,136
Employee compensation and benefits	65,646	57,688
Income taxes payable	29,874	26,097
Advance payments and progress billings	81,665	36,676
Other accrued liabilities	124,334	111,342

Total current liabilities	411,658	325,706
Long-term debt	202,601	202,912
Other non-current liabilities	312,120	387,838
Shareholders' equity	438,225	370,273

Total liabilities and shareholders' equity	$1,364,604	$1,286,729

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income	$16,255	$6,541	$36,033	$3,411
Provision for Income Taxes	9,375	3,225	11,425	2,525
Loss on Early Retirement of Debt	--	261	--	261
Reorganization Items - (Income) Expense	(737)	450	(2,386)	546
Interest Expense, Net	5,022	5,390	15,056	16,895

Operating Income	29,915	15,867	60,128	23,638
Restructuring Charges	102	1,044	604	3,212
Depreciation	9,453	9,243	28,511	27,399
Amortization	1,392	3,915	6,447	11,922

Consolidated Adjusted EBITDA	$40,862	$30,069	$95,690	$66,171

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$25,004	$12,201	$49,446	$23,825
Restructuring Charges	87	858	372	1,693
Depreciation	5,378	5,126	16,132	14,965
Amortization	991	2,830	5,229	8,672

Underground Mining Machinery Adjusted EBITDA	$31,460	$21,015	$71,179	$49,155
Surface Mining Equipment:
Operating Income	$13,998	$9,003	$32,957	$15,284
Restructuring Charges	15	186	232	1,519
Depreciation	4,036	4,077	12,262	12,310
Amortization	401	1,085	1,218	3,250

Surface Mining Equipment Adjusted EBITDA	$18,450	$14,351	$46,669	$32,363
Consolidated:
Operating Income	$29,915	$15,867	$60,128	$23,638
Restructuring Charges	102	1,044	604	3,212
Depreciation	9,453	9,243	28,511	27,399
Amortization	1,392	3,915	6,447	11,922

Consolidated Adjusted EBITDA	$40,862	$30,069	$95,690	$66,171

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$225,144	$166,050	$579,639	$473,703
Surface Mining Equipment	156,776	134,041	423,649	364,437

Total Sales By Operation	$381,920	$300,091	$1,003,288	$838,140

Net Sales By Product Stream:
Aftermarket Revenues	$259,177	$231,784	$708,929	$623,347
Original Equipment	122,743	68,307	294,359	214,793

Total Sales By Product Stream	$381,920	$300,091	$1,003,288	$838,140

Net Sales By Geography:
United States	$170,445	$143,610	$460,491	$406,916
Rest of World	211,475	156,481	542,797	431,224

Total Sales By Geography	$381,920	$300,091	$1,003,288	$838,140

CASH FLOW DATA:
Depreciation and Amortization (1)	$11,279	$14,043	$37,714	$41,980
Decrease in Net Working Capital Items	34,808	41,442	13,357	53,590
Contribution to US Qualified Pension Plan	88,000	47,086	88,000	47,086
Property, Plant and Equipment Acquired	5,262	8,882	10,976	17,368
Cash Interest Paid	1,066	2,194	11,921	13,618
Cash Taxes Paid	2,068	1,744	10,745	14,237
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$384,904	$164,539	$866,960	$513,853
Surface Mining Equipment	146,033	108,361	542,279	347,266

Total Bookings	$530,937	$272,900	$1,409,239	$861,119

	Amounts as of
	July 31, 2004	May 1, 2004	January 31, 2004	November 1, 2003
BACKLOG DATA:
Underground Mining Machinery	$434,069	$274,309	$231,284	$146,748
Surface Mining Equipment	224,188	234,931	111,518	105,558

Total Backlog	$658,257	$509,240	$342,802	$252,306